EXHIBIT 4.1

                               AMENDMENT NO. 10 TO
                                     TEKELEC
                             1994 STOCK OPTION PLAN



Section 3 of the Tekelec 1994 Stock Option Plan is hereby amended to read in its entirety as follows:

          "3. Shares Reserved.

               The maximum aggregate number of Shares reserved for issuance pursuant to the Plan shall be 24,700,000 Shares or the number of shares of stock to which such Shares shall be adjusted as provided in
          Section 10 of the Plan. Such number of Shares may be set aside out of authorized but unissued Shares not reserved for any other purpose, or out of issued Shares acquired for and held in the treasury of the Company from time to time.

               Shares subject to, but not sold or issued under, any Option terminating, expiring or canceled for any reason prior to its exercise in full, shall again become available for Options thereafter granted under the Plan, and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan."


Section 7.e. of the Tekelec 1994 Stock Option Plan is hereby amended to read in its entirety as follows:

          "7.e. Termination of Eligibility.


          If an Optionee ceases to serve as an Employee for any reason other than death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) and thereby terminates his or her Continuous Status as an Employee he or she may, but only within three
          (3) months following the date he or she ceases his or her Continuous Status as an Employee (subject to any earlier termination of the Option as provided by its terms), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

               Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of a Non-Statutory Stock Option, with the consent of the Optionee, extend the period of time during which the Optionee may exercise his or her Non-Statutory Stock Option following the date he or she ceases his or her Continuous Status as an Employee; provided, however, that the maximum period of time during which a Non-Statutory Stock Option shall be exercisable following the date on which an Optionee terminates his or her Continuous Status as an Employee shall not exceed an aggregate of six (6)



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          months,  that the  Non-Statutory  Stock  Option  shall not be, or as a result of such extension become, exercisable after the expiration of the term of such Option as set forth in the Option Agreement and, notwithstanding any extension of time during which the Non-Statutory Stock Option may be exercised, that such Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Optionee was entitled to exercise it on the date he or she ceased his or her Continuous Status as an Employee.

               Notwithstanding anything to the contrary herein, the Committee may at the time of granting an Option and at any time prior to the termination of such Option, with the consent of the Optionee and subject to such terms and conditions as the Committee in its discretion deems advisable or appropriate, extend the period of time during which the Optionee may exercise his or her Option following the date he or she ceases his or her Continuous Status as an Employee due to retirement after having reached the age of 55 and having engaged in Continuous Employment for at least five years prior to such retirement (hereafter referred to as a "Qualifying Retirement"); provided, however, that (i) the maximum period of time during which such Option shall be exercisable following such Qualifying Retirement shall not extend beyond the term of such Option as set forth in the Option Agreement; and (ii) notwithstanding any extension of time during which such Option may be exercised following a Qualifying Retirement, such Option, unless otherwise granted or amended by the Committee, shall only be exercisable following Qualifying Retirement to the extent the Optionee was entitled to exercise such option on the date he or she ceased his or her Continuous Status as an Employee."


Dated:  May 18, 2001